Exhibit F-2

                              Troutman Sanders LLP
                     600 Peachtree Street, N.E., Suite 5200
                             Atlanta, Georgia 30308
                             Telephone: 404-885-3000


                                November 28, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

    Re: Statement on Form U-1 of Georgia Power Company ("Georgia Power"), et al.

Ladies and Gentlemen:

         We are familiar with the statement on Form U-1, referred to above and, as counsel to Georgia Power and Savannah Electric and Power Company ("Savannah Electric"), are furnishing this opinion with respect to the leasing of coal cars to non-affiliates as described in such statement on Form U-1.

         We are of the opinion that each of Georgia Power and Savannah Electric is validly organized and duly existing as a corporation under the laws of the State of Georgia and that, upon the issuance of your order herein and in the event that the proposed transactions by Georgia Power and Savannah Electric are consummated in accordance with such statement on Form U-1 and such order:

         (a) all state laws applicable to the proposed transactions by Georgia Power and Savannah Electric will have been complied with; and

         (b) the consummation of the proposed transactions by Georgia Power and Savannah Electric will not violate the legal rights of the holders of any securities issued by Georgia Power, Savannah Electric or any associate company thereof.

         We hereby consent to the use of this opinion in connection with the above-referenced statement on Form U-1.

                                                           Very truly yours,

                                                        /s/Troutman Sanders LLP